UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): May 3, 2023

XWELL, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34785	20-4988129
(Commission File Number)	(IRS Employer Identification No.)

254 West 31st Street, 11th Floor, New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

(212) 750-9595

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XWEL	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2023, XWELL, Inc. (the “Company”) announced that Valerie Lightfoot has been appointed the Chief Financial Officer of the Company, effective June 12, 2023.

Ms. Lightfoot, 56, has over 25 years of financial leadership experience. She served as Chief Financial Officer for Green River Spirits, a manufacturer of spirit brands, from June 2019 to July 2022. Before that, she served as Chief Financial Officer for Belimed, a medical device supplier, from November 2016 to May 2019. Prior to that, Ms. Lightfoot served as Director of Product Finance for Blackbaud, a cloud software company from June 2014 to November 2016, and held several senior management roles for J Three Consulting, a CFO consulting and services firm, from October 2006 to June 2014. She also served as Chief Financial Officer for not-for-profit Alliant Credit Union and spent five years at DX, a global provider of technology enabled business solutions and services. She began her professional career at Baxter International. Ms. Lightfoot holds an MBA in Management from Kellogg School of Management at Northwestern University and a BS in finance from the University of Colorado, Boulder.

On May 3, 2023, the Company and Ms. Lightfoot entered into an offer letter, pursuant to which Ms. Lightfoot will receive an annual base salary of $300,000 per year for her service as Chief Financial Officer, subject to annual review by the Compensation Committee of the Company’s board of directors. She will be eligible to receive an annual cash bonus with a target of 50% of her base salary and to participate in Company’s long-term incentive plan with the potential to receive stock options valued at up to 1.75 times her annual base salary (pro-rated for 2023). After the first 90 days of employment, she will receive (i) non-qualified stock options to purchase 125,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the grant date, and (ii) 125,000 restricted stock units, with each grant to be made as of June 12, 2023 with vesting in four quarterly installments on the first, second, third and fourth quarters after the grant date.

If Ms. Lightfoot terminates her employment for “Good Reason” or by the Company without “Cause” (each as defined in the offer letter), she will be entitled to receive a payment equal to 50% of her then-current base salary, payable in installments over a period of six months, conditioned on her execution of a release of claims.

There was no other arrangement or understanding pursuant to which Ms. Lightfoot was selected as an officer of the Company. There are no family relationships between Ms. Lightfoot and any director or executive officer of the Company. There are no related party transactions in respect of the Company of the kind described in Item 404(a) of Regulation S-K in which Ms. Lightfoot is or was a participant.

Omar Haynes, who has been serving as Interim Chief Financial Officer of the Company since June 2022, will remain with the Company and resume his former role as Vice President of Treasury & Finance, effective June 12, 2023.

Item 8.01.	Other Events

On May 4, 2023, the Company issued a press release regarding the appointment of Ms. Lightfoot discussed in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

Exhibit
Number	Exhibit Title or Description
99.1	Press Release, dated May 4, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XWELL, Inc.

Date: May 4, 2023	By:	/s/ Cara Soffer
	Name:	Cara Soffer
	Title:	General Counsel